Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated July 31, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares (as defined below). The distribution of the Offer to Purchase and any separate documentation related to the Offer and the making of the Offer may, in some jurisdictions, be restricted. The Offer to Purchase and any separate documentation related to the Offer do not constitute an offer to buy or a solicitation of an offer to sell Shares under circumstances in which this Offer is unlawful. Without limiting the foregoing, the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. Persons who come into possession of the Offer to Purchase or other separate documentation relating to this Offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the applicable securities laws of that jurisdiction. None of Offeror or Parent, or any of their respective officers, directors, employees, advisors, affiliates or agents, assume any responsibility for any violation by any person of any of these restrictions. Any holder of Shares who is in any doubt as to his or her position should consult an appropriate professional advisor without delay.

Notice of Offer to Purchase for Cash

20.0% of the Issued and Outstanding Common Shares

of

Avolon Holdings Limited

at

$26.00 Per Common Share

Pursuant to the Offer to Purchase Dated July 31, 2015

by

Global Aviation Leasing Co., Ltd.,

an indirect wholly-owned subsidiary of

Bohai Leasing Co., Ltd.

Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company (“Offeror”) and an indirect wholly-owned subsidiary of Bohai Leasing Co., Ltd., a limited company existing under the laws of the People’s Republic of China (“Parent”), is making an offer to purchase a number of common shares, par value $0.000004 per share (the “Shares”), of Avolon Holdings Limited, a Cayman Islands exempted company (the “Company”), equal to 20.0% of the issued and outstanding Shares as of immediately prior to the expiration time of the Offer (as defined below), rounded up to the nearest whole Share, at a price of $26.00 per Share, in cash without interest thereon and less applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Based on information provided by the Company, as of the close of business on July 1, 2015, 82,428,607 Shares were issued and outstanding, 20.0% of which is 16,485,722 Shares, rounded up to the nearest whole Share. The Company’s private equity shareholders and their syndicatees have agreed, among other things, to tender at or prior to the Expiration Time of the Offer, in the aggregate, 16,485,722 Shares. Accordingly, if the number of outstanding Shares immediately prior to the Expiration Time of the Offer is not greater than 82,428,607, the 20.0% condition will be met if such shareholders and their syndicatees comply with their obligations to tender their Shares. Further, the Company has agreed that it will not, without Offeror’s consent, issue additional Shares prior to the Expiration Time of the Offer, so Offeror expects that the tender of 16,485,722 Shares will represent 20.0% of the issued and outstanding Shares as of immediately prior to the Expiration Time of the Offer, rounded up to the nearest whole Share.

Tendering shareholders who are record owners of their Shares and who tender their Shares directly to American Stock Transfer & Trust Company, LLC, which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Shareholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any such fees. Offeror will pay the fees and expenses of the Depositary and Georgeson Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. Offeror is making the Offer for investment purposes and as part of a strategic relationship being developed between Parent and the Company, and not for the purpose of acquiring control over or otherwise influencing the business of the Company.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 27, 2015, UNLESS THE OFFER IS EXTENDED AS DESCRIBED IN THE OFFER TO PURCHASE.

The Offer is not conditioned upon receipt of financing. The Offer is, however, conditioned upon satisfaction or waiver of other conditions set forth in Section 14— “Conditions to the Offer” of the Offer to Purchase (collectively, the “Tender Offer Conditions”).

The Offer is being made pursuant to an Investment and Tender Offer Agreement, dated as of July 14, 2015, by and among the Company, Parent and Offeror (the “Investment Agreement”). Pursuant to the Investment Agreement, upon consummation of the offer, Offeror will become a party to the Amended and Restated Shareholders’ Agreement of the Company among the Company, Offeror and the Company’s private equity shareholders and their syndicatees (the “A/R Shareholders’ Agreement”), which will govern certain rights and obligations of the Company and Offeror and such shareholders and their syndicatees as holders of Shares.

On July 10, 2015, the Company’s board of directors unanimously approved the Investment Agreement and the A/R Shareholders’ Agreement negotiated among the parties and the transactions contemplated thereby, including the Offer. The Company’s board of directors is expressing no opinion to the Company’s shareholders and is remaining neutral with respect to the Offer. Accordingly, the Company’s board of directors has not made a determination as to whether the Offer is fair to, or in the best interests of, the Company’s shareholders and is not making a recommendation regarding whether the Company’s shareholders should participate in the Offer. The Company has urged each shareholder to make his, her or its own decision regarding the Offer, including, among other things, the adequacy of the offer price, based on all of the available information and in light of the shareholder’s own investment objectives, the shareholder’s view with respect to the Company’s prospects and outlook, the matters considered by the Company’s board of directors, as noted in the Schedule 14D-9 filed by the Company on July 31, 2015, and any other factors that the shareholder deems relevant to his, her or its investment decision.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Offeror and not properly withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Offeror and transmitting payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) the certificates for such Shares or confirmation of a book-entry transfer of the Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase; (ii) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

If shareholders tender more than 20.0% of the issued and outstanding Shares as of immediately prior to the expiration time of the Offer, rounded up to the nearest whole Share (the “Offer Cap”), Offeror will accept for payment and pay for such Shares on a pro rata basis. This means that Offeror will purchase from each shareholder who tenders Shares into the Offer a number of Shares calculated by multiplying the number of Shares properly tendered by such shareholder by a proration factor, adjusted by rounding to the nearest whole number of Shares to avoid purchase of fractional shares. The proration factor will equal the Offer Cap divided by the number of Shares that were validly tendered and not withdrawn (with any resulting fractional Shares rounded to the nearest whole Share). If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until up to five trading days after the Expiration Time (as defined below). Preliminary results of proration will be announced by press release as promptly as practicable following the Expiration Time. All Shares not accepted for payment will be returned to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer.

Subject to the terms of the Investment Agreement and any applicable rule or interpretation of the U.S. Securities and Exchange Commission (“SEC”) or its staff, Offeror expressly reserves the right in its sole discretion to (i) terminate the Offer if any of the Tender Offer Conditions have not been satisfied, (ii) extend the Offer at any time and from time to time for any reason or (iii) waive any Tender Offer Condition or otherwise amend the Offer in any respect at any time, in each case, by giving oral or written notice of such termination, extension, waiver or amendment to the Depositary and by making a public announcement thereof.

        Pursuant to the Investment Agreement, unless the Investment Agreement has been terminated in accordance with its terms, Offeror must (i) extend the Offer on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties may agree) each, if on any then-scheduled expiration time any of the Offer conditions is not satisfied or waived; (ii) extend the Offer, at the request of the Company, for no less than five and no more than ten business days, if the Company receives certain acquisition proposals (see Section 13—Transaction Agreements—Investment and Tender Offer Agreement of the Offer to Purchase); and (iii) extend the Offer for the minimum period required by any applicable law, rule or regulation or any interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), the China Securities Regulation Commission (the “CSRC”), the staff of the SEC or the CSRC, the New York Stock Exchange or the Shenzhen Stock Exchange applicable to the Offer, except that the Offeror will not be required to extend the Offer beyond 45 calendar days from the date of its commencement.

Any extension, delay, termination, amendment, waiver or change of the Offer or any condition will be followed as promptly as practicable by public announcement thereof, if required, consistent with the requirements of the SEC. Any announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. “Expiration Time” means 12:00 midnight, New York City Time, at the end of August 27, 2015, unless and until Offeror shall have extended the period of time during which the Offer is open, in which event the term “Expiration Time” shall mean the latest time and date on which the Offer, as so extended, expires. Offeror will not provide any subsequent offering periods following expiration of the Offer.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless already accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after the 60-day period after commencement of the Offer. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase at any time prior to the expiration of the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Offeror, any of Offeror’s affiliates, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Offeror with the Company’s shareholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished at Offeror’s expense. Offeror will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

You may obtain information regarding the Offer from the Information Agent as follows:

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

All Holders Call Toll-Free: (866) 821-2570

Outside the United States Call: (781) 575-2137

July 31, 2015